Exhibit 99.1
The Ensign Group Establishes $50 Million Credit
Facility with GE Healthcare Financial Services
MISSION VIEJO, Calif., Feb 25, 2008 /PRNewswire-FirstCall via COMTEX News Network/ — The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign™ group of skilled nursing, rehabilitative care services and assisted living companies, announced that GE Healthcare Financial Services has expanded Ensign’s existing credit facility to $50,000,000 and extended it an additional five years.
(Logo: http://www.newscom.com/cgi-bin/prnh/20071213/LATH168LOGO)
“This credit facility not only funds working capital, it supports our strategy to expand by acquiring underperforming facilities and turning them around,” said Greg Stapley, Ensign’s Vice President and General Counsel. “We believe having a significant credit line that can be used to acquire underperforming properties for cash gives us a competitive advantage, since it is difficult for most long-term care operators to find affordable ‘proforma’ financing for these types of properties,” said Stapley.
The new loan carries borrowing options that allow Ensign to draw short-term revolving credit borrowings, or one to six month LIBOR-based fixed-rate borrowings, at Ensign’s option.
“GE understood our needs and created a customized solution for us,” said Alan Norman, Ensign’s Chief Financial Officer. “It bears features of both a conventional accounts receivable line and a more flexible cash flow line, and allows us to choose the best interest rate options for us based on the purpose and anticipated length of our short-term borrowings.” He added that the Company has no immediate plans to dip into the line, other than for short-term working capital needs.
About The Ensign Group, Inc.
The Ensign Group, Inc.’s operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, and other rehabilitative and healthcare services for both long-term residents and short-stay rehabilitation patients, at 61 separate operating locations in California, Arizona, Texas, Washington, Utah and Idaho. More information about Ensign is available at http://www.ensigngroup.net.
SOURCE The Ensign Group, Inc.
http://www.ensigngroup.net
Copyright (C) 2008 PR Newswire. All rights reserved
News Provided by COMTEX